Exhibit 10.3

Energy Partners Ltd.

201 St. Charles Avenue

Suite 3400

New Orleans, Louisiana 70170

April 12, 2010

Mr. Gary Hanna

3771 Carlon St.

Houston, Texas 77005

Re:	First Amendment to Employment Agreement

Dear Mr. Hanna:

As you are aware, you (“Executive”) and Energy Partners, Ltd. (the “Company”) have entered into that certain employment agreement (as amended hereby, the “Employment Agreement”) dated as of October 1, 2009 (the “Initial Effective Date”). Pursuant to the Employment Agreement, the Company retained you as Chief Executive Officer, pursuant to the terms therein. Unless otherwise provided herein, capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.

The purpose of this letter agreement (this “Amendment”) is to modify certain rights and obligations of the parties under the Employment Agreement as approved by the Board of Directors of the Company and as provided below. In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Employment Agreement as follows:

1.	Evergreen Provision. As and from the date first written above, Paragraph 1 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

1. Effective Date and Term. Executive’s employment with the Company subject to this Agreement shall commence on October 1, 2009 (the “Effective Date”). Subject to the terms and conditions herein, the Company hereby employs Executive, and Executive hereby accepts employment for a term commencing on the Effective Date and continuing for a period of three (3) years (the “Term”); provided, however, that the Term may be terminated prior to the expiration thereof in accordance with Paragraph 4; provided further that at the end of each calendar month during the Term, the Term shall be automatically extended for one additional month unless, during such calendar month or prior thereto, either the Company or Executive has given notice to the other party that such automatic extension pursuant to this proviso will be discontinued. The term “Term of Employment” means the period from the Effective Date until the expiration or termination of the Term pursuant to this Paragraph 1 or in accordance with Paragraph 4 of this Agreement. Notwithstanding the foregoing, an additional period shall be added to the Term at the end of any month to ensure that Executive always has at least 18 months remaining on the Term as of the end of the month.”

2.	Duties. As and from the Initial Effective Date, the second sentence of the second paragraph of Paragraph 2 of the Employment Agreement is hereby deleted.

3.	Relocation Expenses. As and from the Initial Effective Date, Paragraph 3(f) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Relocation Expenses. Following the first year of the Initial Term, if the Company’s primary offices remain in New Orleans, Executive may move from the Company’s Houston office to the Company’s New Orleans office and, in the process, relocate to New Orleans, Louisiana. Upon such relocation, the Company shall reimburse Executive for moving expenses and normal closing costs (fees, appraisal, commissions, etc.) related to the sale of Executive’s current residence in Houston, Texas; provided, however, that the total amount of such relocation expenses reimbursable pursuant to this Paragraph 3(f) shall not exceed $100,000; provided further that the Company shall not be obligated to reimburse Executive for any such relocation expenses unless Executive (i) has taken steps toward relocating to New Orleans on or before the first anniversary of the Effective Date, and (ii) does in fact relocate to New Orleans within a reasonable time thereafter.”

4.	Severance Period. As and from the date first written above, Paragraph 5(b)(v) of the Employment Agreement is hereby amended by deleting the words “six months” in the first sentence and substituting the words “18 months.”

5.	Participation in Change of Control Severance Plan. As and from the date first written above, Paragraph 5 of the Employment Agreement is hereby amended to insert new subparagraphs (e) through (g), which read as follows:

“(e) Executive shall participate in the Change of Control Severance Plan for certain designated officers and employees of the Company, effective as of March 24, 2005 (as amended from time to time, the “COC Plan”). Notwithstanding the provisions of this Paragraph 5, if Executive’s employment terminates under conditions specified in the COC Plan such that Executive would be entitled to benefits under the COC Plan as a result of such termination, Executive will be entitled to severance benefits under the COC Plan in lieu of any benefits provided for under this Paragraph 5.

(f) Notwithstanding any provision of the COC Plan to the contrary, if the

COC Plan is terminated at a time when Executive is an employee of the Company, Executive will nevertheless continue to be eligible for severance benefits equivalent to the benefits he would have received under the COC Plan if it had not been terminated.

(g) For the avoidance of doubt, Executive shall not be entitled to receive any duplicative or overlapping benefits under this Agreement and the COC Plan. To the extent that Executive would otherwise be entitled to such a duplicative or overlapping benefit, Executive shall instead be entitled to the benefits provided by the COC Plan (or, as provided in Paragraph 5(f), the benefits that would have been provided under the COC Plan if it had not been terminated).”

6.	Effective Date. Except as otherwise expressly provided herein, this Amendment is effective as of the date first written.

7.	No Other Changes. Except as modified by this Amendment, the rights and obligations of the parties hereto under the Amendment are ratified and confirmed and shall remain in full force and effect in accordance with their respective terms.

8.	Miscellaneous. This Amendment shall constitute a legally binding agreement of the parties hereto, and shall be governed by the laws of the State of Texas, without giving effect to principles of conflict of laws. Upon execution by you, this Amendment will become a binding agreement of the parties. This Amendment may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

Very truly yours,

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper
General Counsel

EXECUTIVE
Accepted and agreed as of the date first above written:

/s/ Gary Hanna
Gary Hanna